Exhibit 99.1

Sutor Technology Group Appoints New Chief Technology Officer

CHANGSHU, China, June 9, 2011 /PRNewswire-Asia-FirstCall/ -- Sutor Technology Group Limited (the "Company", "Sutor") (Nasdaq:SUTR - News), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced the appointment of Mr. Jiuling Li as its new Chief Technology Officer (CTO), effective June 7, 2011. Mr. Jiuling Li replaces Mr. Xun Zhang, who is now assigned to be in charge of specific project implementation. Mr. Li will be responsible for providing overall guidance for the Company's research and development, project planning and implementation as well as supervision of facilities integration and employees training.

Mr. Jiuling Li is a seasoned veteran and well respected expert in the fine finished steel industry. He is considered as the founder of hot-dip galvanization technology for wide steel strips in China. He currently serves as chief expert and senior member of Hot-dip Galvanization Committee of China Society for Corrosion and Protection (CSCP). Prior to joining Sutor, Mr. Li was chief engineer at Wuhan Iron and Steel (Group) Corporation, one of the largest steel companies in China. Mr. Li authored the first book on hot-dip galvanization technology in China and published 38 articles in various professional journals. One of his publications was compiled by the authoritative "Chinese Collection of Papers on Science and Technology". He obtained his B.S. degree in Chemistry from Henan Normal University.

Ms. Lifang Chen, Chairwoman and CEO of Sutor Technology Group, commented on the appointment, “We are delighted to have Mr. Li to join our team. His extensive experiences with the coated steel industry will be a great asset to us. After almost ten years of endeavor, Sutor has cultivated an outstanding research and development team and established the only provincial level research and development center dedicated to fine finish steel products in China. We are looking forward to greater success under Mr. Li's leadership.”

About Sutor Technology Group Limited

Sutor (Nasdaq:SUTR - News) is a leading China-based manufacturer and distributor of high end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar waters heaters, automobiles, IT, construction, etc. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Contact:
Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988    +86-512-5268-0988
Email: investor_relations@sutorcn.com